U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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       Date of Report (Date of earliest event reported): November 6, 2001


                         Roberts Realty Investors, Inc.
               (Exact name of Registrant as Specified in Charter)



             Georgia                     001-13183               56-2122873
------------------------------- -------------------------    ---------------
  (State or Other Jurisdiction   (Commission File Number)     (I.R.S. Employer
        of Incorporation)                                 Identification Number)


   8010 Roswell Road, Suite 120, Atlanta, Georgia                   30350
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        (Address of Principal Executive Offices)                (Zip Code)

                                 (770) 394-6000
              (Registrant's telephone number, including area code)




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Item 2. Acquisition or Disposition of Assets.

On November 6, 2001, Roberts Realty purchased the 200-unit St. Andrews at the Polo Club apartment community located in the City of Wellington, Palm Beach County, Florida from The Related Group of Florida for a purchase price of $28,398,000, including closing costs, as part of a Section 1031 tax-deferred exchange partially funded by proceeds from the sale of the Crestmark apartment community on July 11, 2001. To provide the balance of the funds needed to purchase St. Andrews, Roberts Realty obtained a $21,000,000 permanent loan from State Farm Life Insurance Company. The loan bears a fixed interest rate of 6.95% and has a 10-year term.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statement of Business Acquired. It is impractical to provide the required financial information at the date of the filing of this Form 8-K. The required financial information will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(b) Pro Forma Financial Information. It is impractical to provide the required pro forma financial information at the date of the filing of this Form 8-K. The required pro forma financial information will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(c) Exhibits.

         Exhibit No.                        Description
         ----------                         -----------

           99.1     Press release regarding the acquisition of St. Andrews





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.


                                      ROBERTS REALTY INVESTORS, INC.


Dated: November 20, 2001              By:   /s/ Charles R. Elliott
                                          -------------------------------
                                                Charles R. Elliott
                                                Chief Financial Officer




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                                  Exhibit Index

Exhibit No.                Description
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99.1     Press Release regarding the acquisition of St. Andrews.

                                                                    Exhibit 99.1


                         ROBERTS REALTY INVESTORS, INC.



CONTACT:                                                   FOR IMMEDIATE RELEASE
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Charles R. Elliott                                              November 7, 2001
Chief Financial Officer

Telephone:        (770) 394-6000
Fax:              (770) 396-0706

Roberts Realty Investors, Inc. Closes Acquisition Of St. Andrews at The Polo
Club

ATLANTA, Nov. 7 /PRNewswire/ -- Roberts Realty Investors, Inc. (Amex: RPI - news) announces it has closed the acquisition of St. Andrews at the Polo Club, a 200-unit apartment community located in the Village of Wellington, Palm Beach County, Florida. The company acquired the property from The Related Group of Florida for a price of $28,200,000. Mr. Charles S. Roberts, the company's CEO, stated, "The acquisition of St. Andrews at the Polo Club accomplishes two important goals for us. First, it completes our tax-deferred exchange from the recent sale of our Crestmark apartment community located in Douglasville, Georgia. As a result, we have redeployed our equity from Douglasville into Palm Beach County, which is a much stronger area with exciting long-term growth prospects. Second, it has been our stated goal for the last several years to geographically diversify our portfolio, which we have accomplished with the acquisition of St. Andrews at the Polo Club. We now have properties located in three major southeastern markets: Atlanta, Charlotte, and Palm Beach."

Simultaneous with closing the acquisition, the company closed a $21,000,000 mortgage loan with State Farm Life Insurance Company that provides permanent financing for St. Andrews at the Polo Club. Mr. Charles R. Elliott, the company's Chief Financial Officer, stated, "The terms of our loan with State Farm include an excellent fixed interest rate of 6.95% for ten years. State Farm was very helpful and easy to work with during this transaction and we look forward to doing more loans with them in the future."

St. Andrews at the Polo Club is a new 200-unit community located in the Village of Wellington, a high style, upscale area of Palm Beach County, Florida. Construction of St. Andrews was completed in April 2001 and it is still in its lease-up phase. The property is 76% leased and the company expects to achieve 95% stabilized occupancy by April 2002. The floorplans are large and spacious with an average unit size of 1,436 square feet. Approximately one-half of the apartments have scenic golf course views of the Palm Beach Polo and Country Club, which is located adjacent to the property. The interiors of each apartment include luxurious features such as nine-and- ten-foot-high ceilings, wood-burning fireplaces, crown molding, glass-enclosed showers, and a top of the line GE appliance package. In addition, every apartment has its own garage. The property is conveniently located 1.5 miles from The Mall at Wellington Green, a new 1.3 million square foot regional mall that was developed by Taubman Centers, Inc. The Mall at Wellington Green opened October 5, 2001 and includes tenants such as Lord & Taylor, Dillards, Burdines, and 140 retail stores and restaurants.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents may be adversely affected by local economic and market conditions in Palm Beach County; the Palm Beach County market may become overbuilt with multifamily apartments; the lease-up of the company's property in Palm Beach County may not be completed on schedule; and financing may not be available, or if available, not on favorable terms.